EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of June 5, 2012, by and among WENDY'S INTERNATIONAL, INC., an Ohio corporation (“Wendy's”), and PISCES FOODS, L.P., a Texas limited partnership (“Pisces”), NEAR HOLDINGS, L.P., a Texas limited partnership (“Near Holdings”), (Pisces and Near Holdings are each a “Seller” and collectively “Sellers”), and DAVID JAMES NEAR, an owner of Sellers (“David”), and JASON WHITNEY NEAR, an owner of Sellers (“Jason” and, together with David, the “Owners” and each an “Owner”). Sellers and the Owners collectively are sometimes referred to herein as the “Selling Parties” and each individually as a “Selling Party.” The Selling Parties and Wendy's collectively are sometimes referred to herein as the “Parties” and each a “Party.”
A.One or more of the Selling Parties own and operate the thirty (30) Wendy's restaurants listed on Exhibit A (collectively, the “Transferred Restaurants”).

B.One or more of the Selling Parties also own and operate the two (2) Wendy's restaurants listed on Exhibit B (together, the “Closing Restaurants”).

C.One or more of the Selling Parties own the two (2) additional parcels of real property generally described on Exhibit C (each a “Surplus Property” and together the “Surplus Properties”).

D.One or more of the Selling Parties own the office building located at 5407 Parkcrest Drive, Austin, TX 78731 (the “Office Building”).

E.The Selling Parties desire to transfer to Wendy's, and Wendy's desires to acquire from the Selling Parties, all of the right, title and interest of the Selling Parties in and to certain of the assets used in the operation of the Transferred Restaurants upon the terms and conditions set forth herein; provided however, the assets do not include any real property for the Owned Properties (as hereinafter defined), except as may be expressly provided in any Lease Agreement (as hereinafter defined).

F.Concurrently with the closing hereunder, the Selling Parties shall permanently close and de-identify the Closing Restaurants.

G.The Selling Parties desire to provide Wendy's with certain rights in and to the Surplus Properties and certain portions of the Office Building upon the terms and conditions set forth herein.

Now, therefore, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
TRANSFER OF ASSETS AND LIABILITIES
1.01Assets to be Transferred. On the terms and subject to the conditions of this Agreement, at Closing (as defined in Section 1.05) the Selling Parties shall sell, convey, assign and transfer to Wendy's free and clear of any and all Liens (as defined below) other than Permitted Liens (as defined below) all of the right, title and interest of the Selling Parties in and to the following properties and assets (collectively, the “Assets”):

(a)a leasehold interest in and to the real property, building and improvements located thereon associated with the twenty-three (23) Transferred Restaurants owned by one or more of the Selling Parties and/or their affiliates and identified on Exhibit A as being an “Owned” property (hereinafter each an “Owned Property” and collectively the “Owned Properties”), pursuant to separate Lease Agreements to be entered into for each of the Owned Properties between the applicable Selling Party and/or its affiliate and Wendy's or its affiliate upon terms consistent with those set forth on Schedule 1.01(a) and substantially in the form of Exhibit D (each a “Lease Agreement”);

(b)any and all of the Selling Parties' or their affiliates' right, title and interest, if any, in and to the real property and improvements located thereon associated with the seven (7) Transferred Restaurants identified on Exhibit A as being a "Leased" property (hereinafter each a "Leased Property" and together the "Leased Properties"), each of the underlying lease(s) for which (the "Real Property Leases") will be assigned by the applicable Selling Party or its affiliate to Wendy's by a Lease Assignment and Assumption Agreement substantially in the form of Exhibit E (each a “Lease Assignment”);

(c)any and all of the Selling Parties' or their affiliates' right, title and interest in and to the buildings located on a Leased Property, which buildings will be conveyed to Wendy's or its affiliate by a Bill of Sale and Assignment and Assumption Agreement substantially in the form of Exhibit F (the “Bill of Sale”);

(d)the furniture, trade fixtures and equipment or personal property leases therefore used exclusively in the operation of, and located at, one or more of the Transferred Restaurants as of the Effective Time (collectively, the “Equipment”), which Equipment will be transferred to Wendy's by the Bill of Sale;

(e)the contracts listed on Schedule 1.01(e) relating exclusively to the operation of one or more of the Transferred Restaurants (collectively, the “Contracts”), which Contracts will be assigned to Wendy's by the Bill of Sale;

(f)the cash banks for the Transferred Restaurants in the amounts set forth in Section 1.04 and other prepaid and special items listed on Schedule 1.01(f) (collectively, the “Special Items”), which Special Items will be transferred to Wendy's by the Bill of Sale;

(g)to the extent transferable under applicable law, the business licenses, health permits and other permits necessary for the operation of the Transferred Restaurants as currently operated (“Permits”), which Permits will be transferred to Wendy's by the Bill of Sale;

(h)the Inventory (as defined in Section 2.01) and all other inventories and supplies that are usable in the ordinary course of business of, and located as of the Effective Time at, one or more of the Transferred Restaurants and all other items of personal property of any kind, tangible or intangible, used exclusively in the operation of one or more of the Transferred Restaurants, including counters, shelving, racks, slat walls, display cases, décor, tables, seating, signs, promotional items and materials, new and unused uniforms, small wares and office supplies (collectively, the “Personal Property”), which Personal Property will be transferred to Wendy's by the Bill of Sale;

(i)a leasehold interest in and to the first (1st) and second (2nd) floors of the Office Building, containing approximately 3,049 and 3,321 square feet, respectively, and all furniture, fixtures and equipment located therein, pursuant to an Office Lease Agreement to be entered into between the applicable Selling Party and/or its affiliate and Wendy's or its affiliate upon terms consistent with those set forth on Schedule 1.01(i) and in a form prepared by Wendy's substantially similar to the form of the Lease Agreement set forth on Exhibit D (the “Office Lease Agreement”); and

(j)the furniture, trade fixtures, equipment and other items of personal property listed on Schedule 1.01(j) and currently located at the Closing Restaurants or in the Selling Parties' storage facility (collectively, the “Spare Equipment”), which Spare Equipment will be transferred to Wendy's by the Bill of Sale.

For purposes of this Agreement “Liens” shall mean any and all conditional sale agreements, defaults of title, easements, encroachments, encumbrances, hypothecations, infringements, liens, mortgages, pledges, reservations, restrictions, security interests, title retentions or other security arrangements, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest. “Permitted Liens” shall mean Liens for taxes not yet due and payable.
1.02Retained Assets. Notwithstanding anything in this Agreement to the contrary, the Assets shall not include (collectively, the “Retained Assets”): (i) any receivables related to the operations of the Transferred Restaurants prior to the Effective Time, (ii) any deposits related to utility services, (iii) any cash at the Transferred Restaurants, other than the cash banks included in the Special Items, (iv) any assets exclusively related to, or used or located at, the Closing Restaurants, and (v) all real property of the Owned Properties, except as may be expressly provided in any Lease Agreement.

1.03Assumed Liabilities; Retained Liabilities. On the terms and subject to the conditions of this Agreement, in partial consideration of the sale, transfer, conveyance and assignment to Wendy's of the Assets, at Closing Wendy's shall assume only those obligations and liabilities of the Sellers, if any, that arise from and after the Effective Time under the Real Property Leases and Contracts in accordance with the terms thereof (the “Assumed Liabilities”). Except for the Assumed Liabilities, Wendy's shall not be liable for any debts, liabilities or obligations of any Selling Party or any affiliate thereof, whether or not they occurred or accrued prior to or after the Effective Time (collectively, the “Retained Liabilities”).

1.04Consideration. (a) In consideration of the sale, transfer, conveyance and assignment of the Assets to Wendy's, at Closing, Wendy's will deliver an aggregate amount to Seller equal to the following (the “Purchase Price”): (i) Nineteen Million, Eight Hundred Thousand and No/100 Dollars ($19,800,000.00) for the Assets, exclusive of the Special Items and Inventory that are separately listed below; plus (ii) Forty-five Thousand and No/100 Dollars ($45,000.00) for the cash banks at the Transferred Restaurants as of the Effective Time included in Special Items ($1,500.00 per Transferred Restaurant); plus (iii) One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) for the Inventory in the Transferred Restaurants as of the Effective Time ($5,000.00 per Transferred Restaurant); plus (iv) Sixty-seven Thousand, Seven Hundred Fifty and No/100 Dollars ($67,750.00) for the Spare Equipment.

(b)    After the Closing Wendy's and the Selling Parties shall use reasonable efforts to agree upon on an allocation of the Purchase Price among the Assets for federal and state income tax purposes to be reported on IRS Form 8594. Each Party shall be solely responsible for, and assumes all risk and liability associated with, the preparation and timely filing of its own IRS Form 8594 and the allocation reported therein. Each Party agrees to deliver to the other a copy of its IRS Form 8594 filed in connection with the transactions contemplated in this Agreement.
(c)    To the extent that, after Closing, either Wendy's or any Selling Party shall receive payments from any third parties relating to business operations at any of the Transferred Restaurants and attributable to the period prior to (in the case of receipt by Wendy's) or after (in the case of receipt by any Selling Party) the Effective Time, the Party receiving the same shall promptly make delivery thereof to the other Party entitled to such payment.
1.05Closing. (a)    The closing of the transactions contemplated in this Agreement (the “Closing”) shall be effective as of the Effective Time and shall take place within three (3) business days after satisfaction or waiver of all of the conditions set forth in Articles VII and VIII at such place and time, or by such other means, as the Parties shall agree. The date on which the Closing occurs is herein referred to as the “Closing Date.” Wendy's shall be entitled to possession of the Assets and to begin operating the Transferred Restaurants as of 12:01 a.m. on the Closing Date (the “Effective Time”). The Parties currently anticipate the Closing Date to be June 11, 2012.

(b)    To assist in the transition of operations of the Transferred Restaurants, no later than one (1) business day immediately preceding the Closing Date, the Parties shall deposit all of the documents and other items (including the Purchase Price) to be delivered by each Party to the other in accordance with Sections 1.06 and 1.07 below with First American Title Insurance Company, Six Concourse Parkway, Suite 2000, Atlanta, GA 30328, Attn: Margie Poole (or the local Austin, Texas office of First American Title Insurance Company for the Selling Parties) (the “Escrow Agent”), which documents and other items shall be held in escrow and distributed and disbursed to the Parties, as applicable, on the Closing Date. All escrow fees incurred in connection with Closing under this Agreement and the transactions contemplated hereby shall be borne equally between the Selling Parties and Wendy's.

1.06Deliveries by the Selling Parties. In accordance with Section 1.05(b) above, no later than one (1) business day immediately preceding the Closing Date, the Selling Parties will deliver or cause to be delivered the following to the Escrow Agent for the benefit of Wendy's:

(a)a Lease Agreement for each of the Owned Properties duly executed and acknowledged by the applicable Selling Party or its affiliate and a short form recordable memorandum of each Lease Agreement duly executed and acknowledged by the parties thereto in a form satisfactory to Wendy's;

(b)a Lease Assignment for each of the Real Property Leases duly executed and acknowledged by the applicable Selling Party or its affiliate and a short form recordable memorandum of each Lease Assignment duly executed and acknowledged by the parties thereto in a form satisfactory to Wendy's;

(c)affidavit(s) of title stating that (i) there are no persons in possession of any Owned Property, Leased Property or Surplus Property other than the Selling Parties and (ii) no Selling Party nor any affiliate of a Selling Party has caused any work to be performed on any Owned Property, Leased Property or Surplus Property within two hundred (200) days of the date of such affidavit(s), or if a Selling Party or affiliate thereof has caused any such work to be performed within two hundred (200) days of such date(s) that all such work has been completed and fully paid for, and such other indemnities, Lien waivers and other documentation as Wendy's title insurance company may request in order to permit Wendy's title insurance policy to be issued without exceptions as to matters arising in the “gap,” mechanic's or materialman's liens, third parties in possession, and rights or claims of real estate brokers;

(d)a Bill of Sale duly executed by the Selling Parties;

(e)such bills of sale, deeds, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Wendy's, as shall be necessary and effective to transfer and assign to Wendy's all of the right, title and interests of the Selling Parties in and to the Assets, in each case, free and clear of all Liens (other than Permitted Liens);

(f)a General Release in the form attached as Exhibit G duly executed by the Selling Parties;

(g)affidavits, certificates and other information duly executed by the Selling Parties sufficient to satisfy the withholding and other requirements of Sections 1445 and 6045 of the Internal Revenue Code, and any other similar federal, state or local taxation requirements, to the extent applicable, in form and substance reasonably satisfactory to Wendy's;

(h)copies of all executed landlord consents required under the Real Property Leases to assign to Wendy's the Real Property Leases;

(i)estoppel certificates in form and substance reasonably acceptable to Wendy's duly executed by the applicable lessor(s) under each Real Property Lease;

(j)the Office Lease Agreement duly executed and acknowledged by the applicable Selling Party or its affiliate;

(k)the Billboard Letter Agreement (as defined in Section 1.10 below) duly executed by Pisces;

(l)payment in full of all amounts accrued or owed by any of the Selling Parties to Wendy's and its affiliates (including without limitation, all local advertising cooperatives), under the Franchise Agreements (as defined herein), any leases or subleases, promissory notes, or otherwise associated with the Transferred Restaurants and the Closing Restaurants for any period prior to the Effective Time;

(m)a payoff letter and lien release in form and substance reasonably satisfactory to Wendy's from GE Capital or its affiliate or any other party holding a lien against the Assets or Owned Properties;

(n)evidence reasonably satisfactory to Wendy's that the Selling Parties have paid in full any loans or other obligations of the Selling Parties for which Wendy's or any of its affiliates or subsidiaries have guaranteed or otherwise may have liability for, such that Wendy's has no further liability under such loan or other obligations; and

(o)such other documents requested by Wendy's as may be reasonably necessary to effect the transactions contemplated hereby.

1.07Deliveries by Wendy's. In accordance with Section 1.05(b) above, not later than one (1) business day immediately preceding the Closing Date, Wendy's will deliver or cause to be delivered the following to the Escrow Agent for the benefit of the Selling Parties:

(a)the Purchase Price by wire transfer of immediately available funds to Seller;

(b)a Lease Agreement for each of the Owned Properties duly executed and acknowledged by Wendy's and a short form recordable memorandum of each Lease Agreement duly executed and acknowledged by the parties thereto in a form satisfactory to Wendy's;

(c)a Lease Assignment for each of the Real Property Leases duly executed and acknowledged by Wendy's and a short form recordable memorandum of each Lease Assignment duly executed and acknowledged by Wendy's in a form satisfactory to Wendy's;

(d)the Bill of Sale duly executed by Wendy's;

(e)the Office Lease Agreement duly executed and acknowledged by Wendy's;

(f)the Billboard Letter of Agreement duly executed by Wendy's;

(g)inventory resale certificates in form and substance satisfactory to Wendy's and the Selling Parties duly executed by Wendy's; and

(h)such other documents as may be reasonably necessary to effect the transactions contemplated hereby.

1.08Closing Restaurants. As set forth in Article VIII, one of the conditions to Wendy's obligations to consummate the Closing is that the Selling Parties permanently close the Closing Restaurants on or prior to the Closing Date.

1.09Surplus Properties. The Selling Parties hereby grant Wendy's with the following rights and options with respect to the Surplus Properties:

(a)Wendy's shall have the right and option, exercisable within six (6) months after the Effective Time, to lease the Surplus Property identified on Exhibit C as the “Parmer Property” upon terms consistent with those set forth on Schedule 1.09(a). To exercise such option, Wendy's must notify the Selling Parties in writing within six (6) months after the Effective Time of Wendy's intent to exercise its option. If Wendy's exercises its option to lease the Parmer Property, the Selling Parties and Wendy's agree to use good faith efforts to enter into a Ground Lease Agreement upon terms consistent with those set forth on Schedule 1.09(a) and in a form prepared by Wendy's substantially similar to the form of the Lease Agreement set forth on Exhibit D. In addition, the applicable Selling Party or its affiliate and Wendy's will also enter into a short form recordable memorandum of the Parmer Lease Agreement in a form mutually agreeable to both parties; and

(b)Wendy's shall have a non-exclusive access easement for the purpose of vehicular and pedestrian ingress, egress and access to and from the Transferred Restaurant and real property owned by the Selling Parties identified on Exhibit A as Wendy's Site #1671 (“Site #1671”) over, upon, across and through the common driveway and access areas that may from time to time exist on the Surplus Property identified on Exhibit C as the “Anderson Property”. Such easement rights, together with certain reciprocal access and limited parking rights for the benefit of the Anderson Property will be included in the Lease Agreement for Site #1671 upon terms and conditions mutually agreeable to all Parties.

1.10    Billboard Lease. Pisces, as lessor, is a party to that certain Lease Agreement with Reagan National Advertising of Austin, Inc. (“Reagan”), as lessee, pursuant to which Pisces leases to Reagan certain portions of the real property commonly known as 6428 S. Interstate Highway 35, Austin, Texas, for purposes erecting and maintaining a billboard upon the property (the “Billboard Lease”). As consideration under the Billboard Lease, Pisces may elect to receive an advertising credit from Reagan in the amount of $48,000 per year (the “Advertising Credit”). In connection with the transactions contemplated under this Agreement, Pisces and Wendy's have agreed to at Closing enter into a Letter of Agreement in the form of Exhibit H (the “Billboard Letter Agreement”), which sets forth the terms and conditions upon which Wendy's will have the right to use and benefit from the Advertising Credit.

ARTICLE II
RELATED MATTERS
2.01Physical Inventory. Prior to the Closing Date, representatives of Wendy's and the Selling Parties will count all new food and paper inventory as of the Effective Time (the “Inventory”) in the Transferred Restaurants and the representatives shall prepare and sign Wendy's standard inventory forms. The Inventory will be valued at its actual cost. For purposes of the Closing, the Inventory at the Transferred Restaurants will be assumed to be One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) in the aggregate. If appropriate, a post-closing adjustment will be made pursuant to Section 2.02(b).

2.02Apportionments.

(a)On the Closing Date and as of the Effective Time, the Selling Parties and Wendy's shall apportion the following obligations and expenses (subject to subsequent adjustment pursuant to paragraph (b) of this Section 2.02):

(i)rental and all other charges, and any prepayments, under the Real Property Leases;

(ii)to the extent not covered in (i) above, the ad valorem taxes, assessments and fees (“Real Property Taxes”) for the Leased Properties on such tax year or fiscal year basis, as the case may be, as said Real Property Taxes may be levied or assessed, estimated on the basis of the last available tax bill;

(iii)if arrangements cannot be made for separate billing, any apportionable utility charges and any other charges which are properly apportionable in accordance with the terms of this Agreement;

(iv)all beverage rebates or advances related to the Restaurants;

(v)prepayments under the Contracts assumed by Wendy's; and

(vi)personal property taxes on the Assets, if any.

(b)Within ninety (90) days after the Effective Time, Wendy's shall prepare and furnish to the Selling Parties a reconciliation and a summary of prorated invoices, which shall set forth the actual Inventory in the Transferred Restaurants as of the Effective Time and the proration of invoices for goods and services furnished to the Transferred Restaurants. The Selling Parties shall review such reconciliation and summary and shall notify Wendy's of any objections to any amounts shown within fifteen (15) days after receipt. If such reconciliation and summary provides that the Selling Parties owe Wendy's, then the Selling Parties shall pay the amount shown as owed to Wendy's within thirty (30) days after either receipt or after all objections have been resolved, as applicable. If such reconciliation and summary provides that Wendy's owes the Selling Parties, then Wendy's shall pay the amount shown as owed to the Selling Parties in accordance with the Selling Parties joint written instructions within thirty (30) days after either receipt or after all objections have been resolved, as applicable. The foregoing, however, shall not operate to relieve Wendy's or any Selling Party of its obligations to pay its rightful share of any Real Property Taxes or personal property taxes, assessments or other fees, or similar expenses or charges, rent, percentage rent and any utility charges or other charges that are properly payable by Wendy's or a Selling Party, as the case may be, in the event that certain of such charges are not apportioned or properly apportioned on the Closing Date, except as otherwise provided in this Agreement. Real Property Taxes and other taxes, and all other expenses and charges relating to the ownership or operation of the Transferred Restaurants, other than the Special Items, shall be shared on a pro rata basis in proportion to the period of occupancy of each party.

(c)The parties agree to make payments to each other on a timely basis with respect to adjustments not correctly ascertainable on the Closing Date when the correct amount of any amounts to be adjusted or apportioned pursuant to this Section 2.02 are ascertained.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES
Each Selling Party, jointly and severally, hereby represents and warrants to Wendy's the following:
3.01Corporate Organization. Each Seller is a limited partnership duly formed and in good standing under the laws of the State of Texas.

3.02Authority. Each Seller has full power and authority, in accordance with its formation and other charter documents, to carry on its business in connection with the Transferred Restaurants, Closing Restaurants, Office Building and Surplus Properties and as it is now being conducted, and to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

3.03No Defaults. Neither the execution and delivery of this Agreement by the Selling Parties nor the consummation of the transactions contemplated hereby will (a) violate any provision of any formation or other charter documents of a Seller or affiliate of any Selling Party required to take actions in order to consummate the transactions contemplated hereby, or (b) violate, or conflict with, or constitute a default (or constitute an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any Selling Party or affiliate thereof who is required to take actions in order to consummate the transactions contemplated hereby is a party or by which any Selling Party or such affiliate or any of the Assets may be bound, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to any Selling Party or affiliate thereof who is required to take actions in order to consummate the transactions contemplated hereby, or any of the Assets; provided, however, closing of the Closing Restaurant located at 413 W. Martin Luther King Jr. Blvd, Austin, TX may constitute a default under the lease for such restaurant.

3.04Real Property.

(a)One or more of the Selling Parties have good and marketable fee simple title to each of the Owned Properties and Surplus Properties, free and clear of all Liens (other than Permitted Liens).

(b)The Selling Parties have provided Wendy's with a true and correct copy of each Real Property Lease, including any amendments, extensions, and renewals thereof. One or more of the Selling Parties are the lessee under each of the Real Property Leases. Each Real Property Lease is in full force and effect and there is no existing default by any Selling Party or any affiliate thereof or, to the knowledge of the Selling Parties, any other party to such Real Property Leases. Except for Permitted Liens, the Selling Parties' interest in the Real Property Leases is free and clear of any Liens. The assignment of any of the Real Property Leases to Wendy's will not cause a default under any Real Property Lease or, to the knowledge of the Selling Parties, any lease or mortgage relating to such parcel; provided, however, certain of the Real Property Leases may require the respective landlord's consent to such assignment.

(c)To the best of the Selling Parties' knowledge, all improvements on the Owned Property, the Leased Property and the Surplus Properties conform in all material respects to all applicable laws and use restrictions, and the property is zoned for the various purposes for which the Owned Properties, Leased Properties and Surplus Properties are presently being used. No Selling Party has received any written notice within the past 24 months that any improvement on the Owned Property, Leased Property or Surplus Property violates any applicable law, use restriction or zoning code.

(d)No Selling Party has received any written notice within the past 24 months of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting any Owned Property, Leased Property or Surplus Property.

(e)To the best of the Selling Parties' knowledge, no Owned Property, Leased Property or Surplus Property is subject to or affected by any special assessment for public improvements or otherwise, whether or not presently a Lien upon an Owned Property, Leased Property or Surplus Property. Except as set forth in any recorded covenants, conditions, restrictions or easements in the public records, no Selling Party has made any commitment to any governmental or regulatory authority, utility company, school board, church or other religious body, homeowner or homeowner's association or any other person relating to an Owned Property, Leased Property or Surplus Property that would impose an obligation upon any Selling Party or its successors or assigns to make any contributions or dedications of money or land, or to construct, install or maintain any improvements of a public or private nature as part of an Owned Property, Leased Property or a Surplus Property. Except as set forth in any recorded covenants, conditions, restrictions or easements in the public records, no governmental or regulatory authority has imposed any requirement that any Selling Party pay, directly or indirectly, any special fees or contributions or incur any expenses or obligations in connection with the development of an Owned Property, a Leased Property, a Surplus Property, or any portions thereof, other than any regular and nondiscriminatory local real estate or school taxes assessed against any Owned Property, Leased Property or Surplus Property. The parcels comprising an Owned Property, a Leased Property or a Surplus Property are separately assessed for real property Tax assessment purposes and are not combined with any other real property for Tax assessment purposes. Except with respect to certain 2012 annual reassessments provided by the Selling Parties to Wendy's, no Selling Party has received any notice of any reassessment of any Owned Property, Leased Property or Surplus Property, or any portions thereof for general real estate tax purposes.

(f)To the best of Selling Parties' knowledge, there is no default by any Selling Party nor, to the knowledge of the Selling Parties, any other party thereto, under any covenants, conditions, restrictions or easements which may affect any Owned Property, Leased Property or Surplus Property or any portion or portions thereof which are to be performed or complied with by the owner of any Owned Property, Leased Property or Surplus Property, and no condition or circumstance exists, to the knowledge of the Selling Parties, which, with the giving of notice or the passage of time, or both, would constitute a default by a Selling Party or any other party thereto, under any such covenants, conditions, restrictions, rights-of-way or easements. No Selling Party has received any written notice within the past 24 months of any default under any covenants, conditions, restrictions or easements that may affect any Owned Property, Leased Property or Surplus Property or any portion or portions thereof. Notwithstanding any statement to the contrary contained in this Agreement, the Selling Parties represent that closing of the Closing Restaurant located at 413 W. Martin Luther King Jr. Blvd, Austin, TX may constitute a default under the lease for such restaurant.

3.05Environmental Matters and OSHA.

(a)Except as set forth in Schedule 3.05(a) hereto,

(i)To the best of the Selling Parties' knowledge, each Selling Party and their affiliates, with respect to the Transferred Restaurants, Surplus Properties, the Office Building and the Assets is, and has been at all times, in compliance in all material respects with all Environmental Laws, except with respect to any non-compliance or liabilities attributable to acts or omissions of persons other than a Selling Party or any affiliate thereof of which no Selling Party has any knowledge. No Selling Party or affiliate thereof has (A) been notified that it is potentially liable under or (B) received any requests within the last 24 months for information concerning any Owned Property, Leased Property, Surplus Property, the Office Building or any Assets under, or has any knowledge that it is considered potentially liable under, any Environmental Law. "Environmental Laws" means any and all laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), or emissions, discharges, releases, or threatened releases of, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, any Hazardous Material, including, (A) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq.; (B) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq.; (C) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (D) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (E) the Clean Water Act (33 U.S.C. I 1251 et seq.); (F) the Toxic Substances Control Act (15 U.S.C. I 2601 et seq.); (G) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (H) the Safe Drinking Water Act (41 U.S.C. I 300f et seq.); and (I) any state, county, municipal or local laws similar or analogous to the federal laws listed in parts (A)-(H) of this subparagraph. "Hazardous Materials" means (A)  any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (B)  any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls; but the term “Hazardous Materials” shall not include cleaning supplies used in quantities normally associated with restaurant usage in the normal course of business.

(ii)To the best of the Selling Parties' knowledge, the Selling Parties and their affiliates have accurately prepared in all material respects and timely filed with the appropriate jurisdictions all reports and filings required, if any, pursuant to any Environmental Law applicable to or affecting the Transferred Restaurants, Surplus Properties, the Office Building or the Assets;

(iii)No Selling Party or affiliate thereof has entered into or received, or is in default under, any order of any governmental or regulatory authority relating to environmental protection with respect to any Transferred Restaurant, Surplus Property, the Office Building or any Asset; and

(iv)To the best of the Selling Parties' knowledge, the Selling Parties and their affiliates have obtained all permits, if any, required under any applicable Environmental Law with respect to any Transferred Restaurant, Surplus Property, the Office Building or any Asset, and Schedule 3.05(a)(iv) contains a complete list and description of each such permit. To the best of the Selling Parties' knowledge, each Selling Party and affiliate thereof is in compliance in all material respects with each such permit, if any, (including any information provided on the applications therefor) and no such permit restricts any Selling Party or affiliate thereof from operating the Transferred Restaurant, Surplus Property, the Office Building or any Asset covered by such permit as currently being conducted.

(b)With respect to the Transferred Restaurants, the Surplus Properties, and the Assets:

(i)there is no litigation or claims pending or, to the knowledge, threatened by any governmental or regulatory authority or person against any Selling Party or affiliate thereof relating to environmental protection, compliance with Environmental Laws, or the condition of any Owned Property, Leased Property, Surplus Property, nor is any Selling Party aware of any unasserted action, suit, claim, proceeding, or complaint relating to the foregoing the assertion of which is reasonably probable;

(ii)except as set forth in Schedule 3.05(b)(ii) hereto, there has been no disposal, release, burial, or placement of Hazardous Materials by any Selling Party or affiliate thereof or, to the knowledge of any Selling Party, by any other party on, in, at, or about any Owned Property, Leased Property or Surplus Property;

(iii) no Selling Party or affiliate thereof has installed or placed any above-ground or underground storage tanks, sumps, oil/water separators, or septic systems on any Owned Property, Leased Property or Surplus Property; provided, however, that each location does have an underground grease trap in connection with the operation of the restaurant;

(iv)no Lien has arisen or is, to the knowledge of the Selling Parties, threatened, on any Owned Property, Leased Property or Surplus Property under or as a result of any Environmental Law;

(v)except as have been provided to Wendy's, to the best of the Selling Parties' knowledge, no audit or other investigation has been conducted as to environmental matters at any Owned Property, Leased Property or Surplus Property during or, to the knowledge of the Selling Parties, prior to the period during which any Selling Party of affiliate thereof owned, leased or operated such properties;

(vi) to the Selling Parties' knowledge, none of the Owned Property, Leased Property or Surplus Property contains any asbestos-containing materials; and

(vii) No Selling Party or affiliate thereof used or stored PCBs on or in any Owned Property, Leased Property or Surplus Property and no Selling Party has any knowledge that any other person or entity used or stored PCBs on or in any Owned Property, Leased Property or Surplus Property.

(c)With respect to the matter set forth in Schedule 3.05(b)(ii) hereto, the underground storage tanks previously located at the Owned Property located at 619 N IH 35, Austin, TX (Wendy's Site #9660) were removed prior to the applicable Seller's acquisition of such Owned Property and there are presently no underground storage tanks remaining on such Owned Property (other than the underground grease trap for the Transferred Restaurant located thereon).

(d)To the best of the Selling Parties' knowledge, with respect to the Transferred Restaurants, Assets and all Owned Properties, Leased Properties, Surplus Properties and the Office Building, the Selling Parties and their affiliates have complied in all material respects with all applicable laws relating to employee health and safety, and no Selling Party or affiliate thereof has received any written notice that past or present conditions of the Transferred Restaurants, Assets, Owned Properties, Leased Properties, Surplus Properties or the Office Building violate any applicable law relating to employee health and safety.

3.06Personal Property. One or more of the Selling Parties have good and transferable title to the Equipment, Inventory, Spare Equipment and other items of tangible personal property used in the operation of, or located at, the Transferred Restaurants that will be transferred to Wendy's at Closing free and clear of all Liens. The Equipment is in good operating condition, reasonable wear and tear excepted. The Assets include all assets necessary to operate the Transferred Restaurants as currently operated.

3.07Inventory. All Inventory is usable in the ordinary course of business of the Transferred Restaurants.

3.08Compliance with Applicable Law. To the best of the Selling Parties' knowledge, the Selling Parties have all permits, consents and licenses of every kind required by the jurisdictions in which each Transferred Restaurant, Surplus Property and the Office Building is located which are necessary to carry on its business as presently conducted, or to own or lease and operate the Assets. To the best of the Selling Parties' knowledge, the Selling Parties are, and all times have been, in compliance with all laws, regulations and orders applicable to the business conducted at the Transferred Restaurants, Surplus Properties, the Office Building and the Assets. No Selling Party has received any notice that the present operation of any Transferred Restaurant, Surplus Property or the Office Building violates any applicable laws, regulations or orders.

3.09Contracts. The Selling Parties have provided Wendy's with a true and correct copy of each Contract, including any amendments, extensions or renewals thereof. Each of the Contracts is in full force and effect and there exists no default by any Selling Party or affiliate thereof, or to the knowledge of the Selling Parties, any counterparty, under any Contract.

3.10 Employees; Labor Matters.

(a)Schedule 3.10 contains a true and correct and complete list of all present employees employed or engaged at any Transferred Restaurant or Closing Restaurant, their current employer, any bonus received or earned by any of them during the twelve months ended April 30, 2012, their current remuneration, a description of all perquisites, bonuses and fringe benefits they receive or are eligible to receive, and their current employer and location. No Selling Party has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of any Selling Parties, with respect to any Transferred Restaurant or Closing Restaurant. During the last three (3) years, there has been no organized slowdown, work interruption, strike, or work stoppage by the employees of any Transferred Restaurant. No action is pending or, to the Selling Parties' knowledge, threated against any Transferred Restaurants or Closing Restaurants alleging any unfair labor practice. No Selling Party is a party to or has any obligation pursuant to any contract, collective bargaining or otherwise, with any Person regarding the rates of pay or working conditions of any of the employees of the Transferred Restaurants or the Closing Restaurants. To the best of the Selling Parties' knowledge, the Selling Parties have complied with all applicable laws concerning the employment of the employees of the Transferred Restaurants and the Closing Restaurants, including without limitation, provisions relating to wages, hours, equal opportunity, the Fair Labor Standards Act, and the payment of social security and other taxes.

(b)Except as set forth in Schedule 3.10(b) hereto, no allegation, charge or complaint of employment discrimination has occurred or is pending or, to the knowledge of the Selling Parties, threatened against any Transferred Restaurants or Closing Restaurants nor do the Selling Parties have knowledge of any basis for any such allegation, charge or complaint. Selling Parties are not subject to any outstanding order, judgment, or decree issues by any court or quasi-judicial or administrative agency. The Selling Parties shall be solely responsible for all liabilities, damages, costs and expenses resulting from or arising out of the employment discrimination claim listed in Schedule 3.10(b) hereto.

(c)Within the past three (3) years, no Selling Party has implemented any layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law, regulation or ordinance (collectively the “WARN Act”).

(d)With respect to each employee (as defined in Section 274a.1(f) of Title 8, Internal Revenue Code of Federal Regulations) of the Transferred Restaurants and Closing Restaurants for whom compliance with immigration laws by an employer (as defined in Section 274a.1(g) of Title 8, Internal Revenue Code of Federal Regulations) is required, the Selling Parties have copies of such employee's Form I-9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are retained with the Form I-9 by the employer pursuant to the immigration laws.

3.11    Employee Benefit Plans.
(a)Schedule 3.11 contains a true and complete list of all Employee Benefit Plans which are presently in effect or which have previously been in effect, which cover employees of the Transferred Restaurants and Closing Restaurants. "Employee Benefit Plan" means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any "employee benefit plan," as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. “Code” means the Internal Revenue Code of 1986, as amended.

(b)The Selling Parties have made available to Wendy's correct and complete copies of all Employee Benefit Plans required to be listed on Schedule 3.11.

(c)All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriate with respect to each such Employee Benefit Plan, if applicable.

(d)All contributions, premiums or other payments under or with respect to each Employee Benefit Plan which are due on or before the Closing Date have been paid.

(e)To the best of the Selling Parties' knowledge, the Selling Parties have complied with and each Employee Benefit Plan has been administered in accordance with the applicable provisions of ERISA or any other applicable Law including, without limitation, the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 ("COBRA") COBRA. No Selling Party has received written notice within the past 24 months that any Employee Benefit Plan violates ERISA or any other applicable law. The Selling Parties shall be responsible for complying with the requirements of Code Section 4980-B and Part 6 of Title I of ERISA for its employees and their "qualified beneficiaries" whose "qualifying event" (as such terms are defined in Code Section 4980-B) occurs on or prior to the Closing Date. Wendy's shall have no liability under COBRA or under Code Section 4980-B relating to the employees for events occurring on or prior to the Closing Date.

3.12    Litigation. Except as set forth on Schedule 3,12, there are no pending, nor to the knowledge of the Selling Parties, threatened, legal actions, claims or other proceedings related to the business being conducted at any of the Transferred Restaurants or with respect to any of the Assets.
3.13    Taxes. The Selling Parties have filed or will file when due, and will remit all taxes due on such filing date or subsequent to but related to such filing date, all federal, state and local income, franchise, sales, use, payroll, excise, business, property, and license tax returns required by law to be filed by the Selling Parties with respect to the operations of the Transferred Restaurants or the ownership and use of the Assets for all periods prior to the Effective Time. Pisces' U.S. federal tax identification number is ; and Near Holdings' federal tax identification number is .
3.14    Brokers and Finders. No Selling Party has taken any action with respect to any broker or finder which would give rise to any liability on the part of Wendy's or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement which would give rise to any liability on the part of Wendy's.
3.15    Full Disclosure. No representation or warranty of any Selling Party contained herein contains any untrue statement of any material fact as of the time such representation or warranty is made and, to the knowledge of the Selling Parties, no such representation or warranty omits or will omit to state a material fact necessary in order to make the representations and warranties contained herein or therein not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF WENDY'S
Wendy's hereby represents and warrants to the Selling Parties the following:
4.01Corporate Organization. Wendy's is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and is duly qualified and authorized to do business as a foreign corporation in good standing in the State of Texas.

4.02Authority. Wendy's has full power and authority to carry out its business as presently conducted, to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

4.03No Defaults. The execution, delivery and performance at the Closing of this Agreement by Wendy's will not (a) result in a breach of any of the terms or provisions of, or constitute a default under, its organizational documents or any indenture or other agreement or instrument to which Wendy's is a party or by which it is bound, (b) constitute a default under any mortgage, deed of trust, or encumbrance to which Wendy's is a party, or (c) conflict with, or result in a breach of, any law, order, judgment, decree or regulation binding on Wendy's.

4.04Brokers and Finders. Neither Wendy's nor any of its officers, members, directors or employees, has taken any action with respect to any broker or finder which would give rise to any liability on the part of any Selling Party or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement which would give rise to any liability on the part of any Selling Party.

ARTICLE V
COVENANTS OF THE PARTIES
5.01Wendy's Rights of Inspection. From and after the date hereof, the Selling Parties shall, from time to time, on business days, during business hours, make each Transferred Restaurant, the Surplus Properties, the Office Building and the Assets and the employees of the Transferred Restaurants available to Wendy's or its representatives for inspection or meetings upon not less than three (3) days' notice of Wendy's intention to inspect such Transferred Restaurant or Assets or to meet with such employees. The Selling Parties may have a representative or employee of Seller accompany Wendy's representatives during any such inspection or employee meetings.

5.02Conveyance, Recording and Filing Fees. All sales, ad valorem, transfer, filing and similar taxes and fees (including any penalties or interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne by Seller. Ad valorem taxes imposed on the Transferred Restaurants on an annual basis by the applicable taxing authorities of the counties in which the Transferred Restaurants are located are to be prorated in accordance with Section 2.02 above. The parties will assist each other in the filing of all necessary tax returns and other documentation with respect to all Transfer Taxes, and, if required by applicable law, will join in the execution of any such tax returns or other documentation.

5.03Expenses. Whether or not the transactions contemplated hereby are consummated, and except as provided otherwise in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

5.04Notices. The parties hereto shall immediately inform the other parties hereto in writing of the occurrence of any events or the existence of any circumstances, the effect of which would constitute a breach of any covenant or warranty in this Agreement, or which would result in any representation or warranty in this Agreement being or becoming untrue or misleading.

5.05Utilities. The Selling Parties shall use all reasonable efforts to make certain that none of the utilities serving the Transferred Restaurants shall be terminated by the suppliers thereof as of the Effective Time. The Selling Parties shall notify those utility companies that Wendy's shall be responsible for the payment of any and all obligations incurred therefor from and after the Effective Time for the utilities. Telephone service for the Transferred Restaurants shall be terminated or transferred to Wendy's account by the Selling Parties as of the Effective Time.

5.06Conduct of Business Pending the Effective Time. The Selling Parties agree that from the date hereof until the Effective Time, unless otherwise consented to by Wendy's in writing, the Selling Parties will carry on the business at the Transferred Restaurants in the same manner as heretofore conducted and will not enter into any agreement or make any commitment relating to the business conducted in the Transferred Restaurants except in the ordinary course of business and consistent with past practice.

5.07Efforts to Consummate. Between the date of this Agreement and the Closing Date, each Party will use commercially reasonable efforts to cause the conditions in Article VII and Article VIII to be satisfied.

5.08Affiliate Assets. To the extent that before or after the Effective Time any Party identifies that an affiliate of the Sellers or family member of any Selling Party owns or has any interest in any Asset or any asset used in the operation of the Transferred Restaurants that would otherwise constitute an “Asset” under this Agreement if owned by the Sellers, the Selling Parties shall cause such affiliate or family member to transfer all of such affiliate's or family member's interests in such asset to Wendy's for no additional consideration. Any such assets will be deemed Assets for all purposes hereunder.

5.09    Franchise Agreements. The Selling Parties acknowledge and agree that all right, title and interest of the Selling Parties in and to the franchise and licensed rights and all franchise agreements for the Transferred Restaurants and the Closing Restaurants (collectively, the “Franchise Agreements”) will hereby terminate in their entirety as of the Effective Time and, except as specifically set forth in this Agreement, will thereafter be of no further force or effect. The Selling Parties will take all actions and execute all documents reasonably requested by Wendy's or its affiliates in connection with such termination. The Selling Parties further acknowledge and agree that notwithstanding the termination of the Franchise Agreements, the Selling Parties shall continue to be liable under the confidentiality and indemnity provisions of the Franchise Agreements as specifically set forth therein. The Selling Parties agree that the confidentiality and indemnity provisions of this Agreement are independent of, and in addition to, the confidentiality and indemnity provisions of the Franchise Agreements and that nothing in this Agreement in any way, reduces, limits or contravenes the obligations of the Selling Parties under the confidentiality and indemnity provisions of the Franchise Agreements.
5.10    Outstanding Amounts. The Selling Parties acknowledge and agree that all amounts accrued or owed by any of the Selling Parties to Wendy's and its affiliates (including without limitation, all local advertising cooperatives), under the Franchise Agreements, any leases or subleases, promissory notes, or otherwise associated with the Transferred Restaurants and the Closing Restaurants for any period prior to the Effective Time must be paid in full by the Selling Parties to Wendy's at Closing. In addition, the Selling Parties acknowledge and agree that any loans or other obligations of the Selling Parties for which Wendy's or any of its affiliates or subsidiaries have guaranteed or otherwise may have liability for must be paid in full and satisfied at or prior to Closing such that Wendy's has no further liability under such loan or other obligations.
5.11    Non-competition and Non-solicitation. (a)    In consideration of the Purchase Price and other good and valuable consideration exchanged between the Parties for the transactions contemplated under this Agreement, each Owner hereby independently covenants and agrees that, except as otherwise approved in writing by Wendy's, for a period of twenty-four (24) months following the Effective Time he or she will not in any manner, “directly or indirectly” (as defined below):
(i)own, maintain, advise, help, invest in, make loans to, operate, engage in, be employed by, have any interest in, participate in any capacity in, or be connected in any manner (by franchising or otherwise) in any business or entity engaged in a food service restaurant business typically referred to as a “Quick Service” restaurant (such as Burger King, McDonald's, Jack in the Box, Yum! Brands, Inc., Tim Hortons Inc., etc.) or a “Fast Casual” restaurant (such as Panera Bread and Chipotle Grill, etc.) within the Austin, Texas Designated Market Area (as defined by the Nielsen Ratings) (“DMA”) or any DMA contiguous to the Austin, Texas DMA; and

(ii)divert, solicit or hire away, or attempt to divert, solicit or hire away, any person Wendy's elects to employ at the Transferred Restaurants, whether or not such employee is a full-time employee or temporary employee.

(b)    For purposes of this Section 5.11, “directly or indirectly” means in an Owner's individual capacity for his own benefit or as a shareholder, lender, partner, member or other principal officer, director, employee, agent or consultant of or to any individual, corporation, partnership limited liability company, trust, association or any other entity whatsoever; provided, however, an Owner may be a passive investor owning less than a two percent (2%) interest in a publicly held company. The restrictions set forth in this Section 5.11 shall also apply to an Owner's spouse.
(c)    Notwithstanding anything to the contrary herein, an Owner may own stock in The Wendy's Company and may operate, directly or indirectly, Wendy's restaurants as a franchisee without violating this Section 5.11.
(d)    The non-compete restrictions and covenants contained in this Section 5.11 supersede and replace in their entirety the non-complete restrictions and covenants of the Franchise Agreements. If any competent authority having jurisdiction over this Section 5.11 determines that any of the provisions of this Section 5.11 is unenforceable because of the duration or geographical scope of such provision, such competent authority shall have the power to reduce the duration or geographical scope or otherwise, as the case may be, of such provision and, in its reduced form, such provision shall then be enforceable. In the event an Owner breaches his or her obligations under the restrictions or covenants set forth in this Section 5.11 then the restricted period shall be tolled and extended during the length of such breach to the extent permitted by law.
(e)    The provisions of this Section 5.11 survive Closing.
5.12.    Compliance with Bulk Sales Notice Requirements. The Selling Parties shall comply with all bulk sales laws and other similar laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.
ARTICLE VI
EMPLOYEES
6.01    Employees. The Selling Parties shall terminate, as of the Effective Time, the employment of all employees of the Selling Parties employed at the Transferred Restaurants or the Closing Restaurants. All wages, salaries and benefits owed by the Selling Parties to its employees through the Effective Time shall be paid by the Selling Parties in compliance with applicable laws. Notwithstanding any applicable law or policy of the Selling Parties to the contrary, the Selling Parties agree to pay all unused vacation benefits earned or accrued by employees at the Transferred Restaurants or the Closing Restaurants through the Effective Time.

6.02    Hiring of Employees. It is Wendy's intention to offer employment, as of the Effective Time, to all employees employed by the Selling Parties at the Transferred Restaurants who qualify under Wendy's employment practices and policies, and Wendy's may also offer employment to other employees of the Selling Parties employed at the Closing Restaurants. All such offers of employment will be pursuant to Wendy's standard employment practices and policies, and this expression of intent shall not be deemed to create any written contractual right of employment on the part of any such employee.
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF WENDY'S
Each and every obligation of Wendy's under this Agreement to be performed at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Wendy's.

7.01    Representations and Warranties True. The representations and warranties of the Selling Parties contained herein shall be true, complete and accurate in all respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.
7.02    Performance. The Selling Parties shall have performed, delivered and complied with all agreements, obligations and conditions required by this Agreement to be performed, delivered or complied with by it on or prior to the Closing Date.
7.03    No Injunction, Etc. On the Closing Date, (a) there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued or threatened by a court or other governmental authority of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, and (b) no action, suit or proceeding shall be pending before any such court or other governmental authority seeking such relief.
7.04    Consents. All consents required to assign the Real Property Leases from the Selling Parties or their affiliates to Wendy's shall have been obtained by the Selling Parties and delivered to Wendy's.
7.05    Deliveries. Wendy's shall have received all of the deliveries described in Section 1.06.
7.06    Diligence. Wendy's shall have completed to its reasonable satisfaction all diligence on the Transferred Restaurants, Surplus Properties and Assets.
7.07    Closing of the Closing Restaurants. The Selling Parties shall have permanently closed the Closing Restaurants to Wendy's reasonable satisfaction and de-identified the Closing Restaurants in accordance with the requirements set forth in Schedule 7.07. The Selling Parties acknowledge and agree that the Purchase Price in part includes consideration for the closing of the Closing Restaurants; and the Selling Parties shall be solely responsible for all costs and expenses incurred in connection with closing and de-identifying the Closing Restaurants, including, without limitation, all liabilities, damages, costs and expenses resulting from or arising out of any default under or termination of the lease for the Closing Restaurant located at 413 W. Martin Luther King Jr. Blvd, Austin, TX.
7.08    Tax Forms. The Selling Parties shall have prepared and timely submitted to the relevant taxing authorities all tax forms that the Selling Parties are required to file prior to the Closing in connection with the transactions contemplated by this Agreement. In addition, Wendy's shall have received copies of such tax clearance certificates or other similar confirmation from all applicable state, city and/or local jurisdictions indicating that the tax affairs of the Selling Parties as they relate to the operation of the Transferred Restaurants and the ownership and use of the Assets are in order, and that all tax liabilities and obligations relating to the operation of the Restaurants and the ownership and use of the Assets are current as of the date of such certificate or confirmation.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF THE SELLING PARTIES
Each and every obligation of the Selling Parties under this Agreement to be performed at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by the Selling Parties:

8.01Representations and Warranties True. The representations and warranties of Wendy's contained herein shall be true, complete and accurate in all respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

8.02Performance. Wendy's shall have performed, delivered and complied with all agreements, obligations and conditions required by this Agreement to be performed, delivered or complied with by it on or prior to the Closing Date.

8.03Deliveries. The Selling Parties shall have received all of the deliveries described in Section 1.07.

8.04    Tax Forms. Wendy's shall have prepared and timely submitted to the relevant taxing authorities all tax forms that Wendy's is required to file prior to the Closing in connection with the transactions contemplated by this Agreement.
ARTICLE IX
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
9.01Survival of Representations. The representations and warranties made by the parties under this Agreement shall survive the Closing to the extent provided for in this Section 9.01 (the applicable survival period, the “Survival Period”). All of the representations and warranties of the Selling Parties contained in Article III shall survive the Closing for a period of two years, except that (a) the representations and warranties contained in Sections 3.01, 3.02, 3.03(a), 3.06 and 3.14 shall survive indefinitely and (b) the representations and warranties contained in Sections 3.05, 3.11 and 3.13 shall survive until ninety (90) days after the expiration of the applicable statute of limitations (including, in the case of Section 3.13, any extension of the applicable statute of limitations pursuant to an audit by any taxing jurisdiction or authority).

9.02Agreement of the Selling Parties to Indemnify Wendy's. Subject to the terms and conditions of this Article IX, each Selling Party, jointly and severally, hereby agrees to indemnify, defend and hold Wendy's, its affiliates and all of their respective officers, directors, members, partners, shareholders, employees, agents and representatives (collectively, “Wendy's Indemnitees”) harmless, at any time after consummation of the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, diminution of value, damage, liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and expenses (collectively, “Damages”) asserted against, resulting to, imposed upon or incurred by any Wendy's Indemnitee, by reason of, resulting from, or arising out of: (a) the Retained Liabilities, including without limitation, the charges, complaints and litigation set forth on Schedule 3.10(b) and Schedule 3.12; (b) the Retained Assets; (c) a breach of any representation or warranty of the Selling Parties in this Agreement; (d) a breach of any covenant or agreement of the Selling Parties in this Agreement; (e) the ownership and operation of the Transferred Restaurants and Assets prior to the Effective Time; (f) the ownership, operation or closing of the Closing Restaurants and any default under the lease for the Closing Restaurant located at 413 W. Martin Luther King Jr. Blvd, Austin, TX; (g) the employment or termination of such employment by any Selling Party of any employees; (h) any failure to comply with the applicable bulk sales requirements; and (i) any claims by any affiliates or family members (including spouses and former spouses) of any Selling Party as a result of this Agreement or the transactions contemplated hereby.

9.03Agreement of Wendy's to Indemnify the Selling Parties. Subject to the terms and conditions of this Article IX, Wendy's hereby agrees to indemnify, defend and hold each Selling Party harmless, at any time after consummation of the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by a Selling Party, by reason of, resulting from or arising out of: (a) the Assumed Liabilities; (b) a breach of any representation or warranty of Wendy's in this Agreement; (c) a breach of any covenant or agreement of Wendy's in this Agreement; and (d) the employment or subsequent termination of employment of any of the employees by Wendy's.

9.04Limitation of Liability.

With respect to representations and warranties of the Selling Parties contained in Article III of this Agreement and representations of Wendy's contained in Article IV of this Agreement, no indemnification by the Selling Parties, on one hand, or Wendy's, on the other hand, under Sections 9.02(c) or 9.03(b), respectively shall be required to be made:
(a)With respect to Damages resulting from claims as to which the indemnifying party has not received written notice within the applicable Survival Period;

(b)Unless and to the extent that the aggregate amount of Damages sustained by the indemnified party with respect to claims for such breaches of representations and warranties exceeds Ten Thousand and No/100 Dollars ($10,000.00), and then only with respect to the amount in excess of Ten Thousand and No/100 Dollars ($10,000.00); provided, however, that such limitation shall not apply to any indemnification claim by a Wendy's Indemnitee for a breach by a Selling Party of the representations and warranties contained in Sections 3.01, 3.02, 3.03(a), 3.05, 3.06, 3.10, 3.11, 3.13 and 3.14.

9.05    Procedures Relating to Indemnification. The obligations and liabilities of the party making the indemnity pursuant to Sections 9.02 and 9.03 hereof (the “Indemnitor”) with respect to claims made by third parties against the party or parties being indemnified pursuant to such Sections (the “Indemnitee”) shall be subject to the following terms and conditions:
(a)The Indemnitee will give the Indemnitor prompt notice of any such claim, and the Indemnitor shall have the right to undertake (at the Indemnitor's sole cost and expense) the defense thereof by representatives chosen by it and reasonably acceptable to the Indemnitee.

(b)If the Indemnitor, within thirty (30) days after notice of any such claim, fails to defend the Indemnitee against which such claim has been asserted, the Indemnitee will (upon further notice to the Indemnitor) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnitor.

(c)Anything in this Section 9.05 to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments, the Indemnitee shall have the right, at its own cost and expense, to defend, compromise or settle such claim, and (ii) the Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any claim or consent to the entry of any judgment.

(d)In connection with all claims defended pursuant to this provision, the Indemnitee will give the Indemnitor prompt written notice of all material developments in connection with all claims, will promptly supply the Indemnitor with all papers, documents and evidence in the Indemnitee's possession and such other information within the Indemnitee's knowledge pertinent to such claims, and will produce at the appropriate place or places, at reasonable times, such witnesses under the Indemnitee's control as may reasonably be requested by the Indemnitor or its representatives.

ARTICLE X
TERMINATION
10.01    Methods of Termination. This Agreement may be terminated prior to the Closing:
(a)By mutual written agreement of the Selling Parties and Wendy's;

(b)By the Selling Parties, on one hand, or Wendy's, on the other hand, if the Closing has not occurred by July 17, 2012, provided that the terminating party is not then in material default of this Agreement.
ARTICLE XI
MISCELLANEOUS PROVISIONS
11.01    Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of the parties at any time prior to the Closing with respect to any of the terms contained herein.
11.02    Waiver of Compliance. Any failure of the Selling Parties, on the one hand, or Wendy's, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
11.03    Notices. All notices, requests, demands and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given upon (a) actual delivery, if delivered by personal delivery, (b) one (1) day after deposit with an overnight courier service for next day delivery, with service prepaid or (c) actual delivery if transmitted by facsimile during normal business hours (8:00 a.m.-5:00 p.m. Eastern) for the recipient, provided, however, that the same notice is also deposited on the same day with an overnight courier for next day delivery, with service prepaid:
If to the Selling Parties, to:

Pisces Foods, L.P.
5407 Parkcrest Drive, #300
Austin, TX 78731
Attention: David J. Near
Facsimile No.: (512) 452-7676

With a copy to:

C. Lane Prickett, Attorney At Law
109 East 10th Street, Suite 300
Austin, Texas 78701
Facsimile No.: (512) 233-5833

or to such other person or address as the Selling Parties shall furnish to Wendy's in writing.

If to Wendy's, to:

Wendy's International, Inc.
4288 W. Dublin-Granville Road
Dublin, Ohio 43017
Attention: Legal Department
Facsimile No.: (614) 764-3243

or to such person or address as Wendy's shall furnish to the Selling Parties in writing.
11.04    Assignment. This Agreement, and all of the provisions hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided that prior to Closing Wendy's may assign the rights to purchase the Assets to any affiliate of Wendy's; provided Wendy's shall remain liable for all Lease Agreements.
11.05    Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE.
11.06    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.07    Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.
11.08    Entire Agreement. This Agreement sets forth the entire understanding between the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the parties relating to the subject matter of this Agreement, other than those set forth herein. No representation or warranty has been made by or on behalf of any party to this Agreement, or any officer, director, employee or agent thereof, to induce the other party to enter into this Agreement or to abide by or consummate any transactions contemplated by any terms of this Agreement, except representations and warranties expressly set forth herein. No alteration, amendment, change or addition to this Agreement shall be binding upon either party unless in writing and signed by the party to be charged. The submission of any unexecuted copy of this Agreement shall not constitute an offer to be legally bound by any provision of the document submitted, either currently or in the future; and no party shall be bound by this Agreement until it is fully executed and delivered by all parties.
11.09    Third Parties. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

11.10    Confidentiality. Prior to Closing, each Party shall keep confidential and not use another Party's confidential information except as required by applicable law, in connection with such Party's obligations hereunder or as contemplated hereby. From and after Closing, the Selling Parties shall keep confidential and not use any information regarding the Transferred Restaurants or their operations except as required by applicable law or in connection with any tax returns or related matters.
11.11    Knowledge. For purposes of this Agreement: (A) an individual shall be deemed to have “knowledge” of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and (ii) an entity shall be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer or employee of such entity (or in any similar capacity) has, or at any time had, knowledge (as set forth in (A)(i) and (A)(ii) above) of such fact or other matter.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLING PARTIES:	WENDY'S:

PISCES FOODS, L.P. By: Near Group, L.L.C., its general partner By: /s/ David Near Name: David Near Title: Manager	WENDY'S INTERNATIONAL, INC. By: /s/ Daniel T. Collins Name: Daniel T. Collins Title: SVP & Treasurer By: /s/ R. Scott Toop Name: R. Scott Toop Title: SVP & General Counsel
NEAR HOLDINGS, L.P. By: Near Group, L.L.C., its general partner By: /s/ David Near Name: David Near Title: Manager	Legal Dept: /s/ KAV
/s/ David James Near DAVID JAMES NEAR, Individually
/s/ Jason Whitney Near JASON WHITNEY NEAR, Individually

Exhibits and schedules to the Asset Purchase Agreement have been omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish a copy of the omitted exhibits and schedules to the Securities and Exchange Commission upon request.